Filed pursuant to Rule 424(b)(3)

Registration No. 333-142355

Prospectus Supplement No. 2 dated October 18, 2007

to Prospectus dated May 7, 2007

LOTUS PHARMACEUTICALS, INC.

3,500,000 shares of Common Stock

This Prospectus Supplement, together with the prospectus dated May 7, 2007 and Prospectus Supplement No. 1 dated May 24, 2007, is required to be delivered by certain holder of the above-referenced shares or their transferees, pledgees, donees or their successors in connection with the offer and sale of the above-referenced shares.

We are providing this Prospectus Supplement to update certain information in the table under the caption “Selling Security Holders” in the prospectus dated May 7, 2007. The table of Selling Security Holders contained in such prospectus as it relates to the securities owned and offered by Genesis Technology Group, Inc. is replaced with the following information, which is based upon information provided to us by the selling security holders and is accurate to the best of our knowledge as of September 24, 2007. Unless we indicate otherwise, the information in this Prospectus Supplement is as of September 24, 2007.

Name	Number of Shares Beneficially Owned Prior to Offering	Number of Shares Offered	Number of Shares Beneficially Owned After the Offering	Percentage of Class of Shares Beneficially Owned After the Offering (4)
Genesis Technology Group, Inc. (3)	3,891,363	375,000	3,516,363	8.5%
China West, LLC (5)	3,169,067	125,000	3,044,067	7.4%

(3)        These shares represent common shares issued to the holder, 375,000 of which are being registered in the registration statement of which this prospectus is a part. The natural person with voting and investment control over these shares is Mr. Gary Wolfson. Genesis Equity Partners LLC, a 51% owned subsidiary of Genesis Technology Group, Inc., is currently a consultant to the Company.

(4)        Percentage based upon 41,354,200 shares outstanding as of August 14, 2007.

(5)        China West, LLC is a minority member of Genesis Equity Partners LLC, a subsidiary of Genesis Technology Group, Inc. Genesis Technology Group, Inc. transferred the shares reflected in this table as beneficially owned by China West, LLC to it and 125,000 of the transferred shares are registered in the registration statement of which this prospectus is a part. The natural person with voting and investment control over securities owned by China West, LLC is Mr. Charles Tamburello.

This information modifies and supercedes, in part, the information in the prospectus. Any information that is modified or superceded in the prospectus shall not be deemed to constitute a part of the prospectus except a modified of superceded by this Prospectus Supplement.

The date of this Prospectus Supplement is October 18, 2007